UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERON THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERON THERAPEUTICS, INC.

Notice of Annual Meeting of Stockholders

to Be Held on June 17, 2020

To the Stockholders of Heron Therapeutics, Inc.:

The Annual Meeting of Stockholders of Heron Therapeutics, Inc. (“Heron,” “Company,” “we,” “us” and “our”), a Delaware corporation, will be held on June 17, 2020 at 9:00 a.m. Pacific Time exclusively via the Internet at www.virtualshareholdermeeting.com/HRTX2020, or at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect seven director nominees named in the accompanying Proxy Statement to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020;
3.	To approve, on an advisory basis, compensation paid to our Named Executive Officers during the year ended December 31, 2019; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders will be able to attend the Annual Meeting, vote electronically and submit questions during the meeting, all by visiting www.virtualshareholdermeeting.com/HRTX2020. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form, as applicable. The meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Only stockholders of record at the close of business on April 20, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the virtual Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the Annual Meeting at www.virtualshareholdermeeting.com/HRTX2020.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David Szekeres
David Szekeres Chief Legal, Business and Administrative Officer
San Diego, California
April 23, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2020:

The 2020 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2019 are available at: http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the virtual Annual Meeting. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are included in the accompanying Proxy Statement and posted at www.virtualshareholdermeeting.com/HRTX2020. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/HRTX2020. You will not be able to attend the Annual Meeting in person. Whether or not you expect to virtually attend the Annual Meeting, you are urged to cast your vote as soon as possible. You may vote your shares via the Internet or via a toll-free telephone number by following the instructions on the Notice of Internet Availability of Proxy Materials, the proxy card or the voting instruction card, as applicable. In addition, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or the voting instruction card. Submitting a proxy or voting instruction card will not prevent you from attending the Annual Meeting and voting virtually, if you so desire. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

HERON THERAPEUTICS, INC.

4242 Campus Point Court, Suite 200

San Diego, CA 92121

(858) 251-4400

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Why have these proxy materials been made available to me?

The enclosed proxy is being solicited on behalf of our Board of Directors (“Board”) for use at the Annual Meeting. The Notice of Internet Availability of Proxy Materials and the proxy materials, including the 2020 Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2019, will be made available online at http://www.proxyvote.com and mailed to stockholders, as applicable, on or about May 8, 2020. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting via the Internet (as specified below and in the Notice of Internet Availability of Proxy Materials or the proxy card, as applicable) or by using the toll-free telephone number provided below or in the proxy card, as applicable. In addition, if you received copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. Stockholders who hold our shares in “street name” should refer to the voting instructions form provided by their broker, bank or other nominee for details on how to provide voting instructions to each person. For additional details, see “How can I vote at the Annual Meeting?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making our proxy materials available to stockholders electronically via the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials by mail to our stockholders of record containing instructions on how to access the proxy materials and vote by proxy over the Internet or by telephone. All stockholders have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 90,642,154 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the Record Date, your shares were registered directly in your name, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the virtual Annual Meeting or via one of the methods described in the Notice of Internet Availability of Proxy Materials (or in the proxy card if you received a hard or emailed copy of the proxy materials). Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote well before the Annual Meeting to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials or the proxy materials, as applicable, are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on the Record Date, or you hold a valid proxy to vote at the Annual Meeting.

We will be hosting the Annual Meeting via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HRTX2020. Our Board annually considers the appropriate format of our annual meeting. Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the meeting. After the Annual Meeting, we will spend up to fifteen minutes answering any appropriately submitted stockholder questions. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://herontherapeutics.gcs-web.com, soon after the Annual Meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at approximately 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

In order to be able to vote your shares, or submit questions during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials), or included in the email to you if you received the proxy materials by email. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/HRTX2020. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. We believe this is the right choice for Heron, as hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate and ask questions from any location around the world, and it provides us an opportunity to actively engage with all stockholders, regardless of size, resources or physical location. We are sensitive to concerns regarding virtual meetings, generally from investor advisory groups and other stockholder rights advocates, who have voiced concerns that virtual meetings may diminish stockholder voice or reduce board accountability. Accordingly, our virtual format is designed to enhance, rather than constrain, stockholder access to and participation in our annual stockholder meeting. For example, through the online stockholder meeting tools in our virtual meeting format, stockholders will be able to communicate with us during the Annual Meeting so that they can ask questions of our Board and management. We are committed to taking all steps necessary to provide our stockholders with the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders. In addition, we do not place restrictions on the type or form of questions that may be asked, although we reserve the right to edit profanity or other inappropriate language for publication. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://herontherapeutics.gcs-web.com, soon after the Annual Meeting.

Additionally, we believe that hosting a virtual Annual Meeting is especially prudent this year in light of the ongoing global pandemic resulting from COVID-19 and the related protocols that have been put in place by federal, state and local authorities. Holding a virtual Annual Meeting this year will eliminate the need for stockholders, directors, officers and representatives of our independent registered public accounting firm to travel, convene in a large group, and otherwise be exposed to public settings in connection with the Annual Meeting, all of which could potentially increase the spread of COVID-19.

What am I voting on?

There are three Company proposals scheduled for a vote at the Annual Meeting:

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Proposal 1: To elect seven director nominees named in the accompanying Proxy Statement, to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Proposal 2: To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
•	Proposal 3: To approve, on an advisory basis, compensation paid to our Named Executive Officers during the year ended December 31, 2019.

What are my voting choices and what are the Board’s recommendations?

For Proposal 1, you may vote “For” or “Against” or “Abstain” from voting for each director nominee. For Proposals 2 and 3, you may vote “For” or “Against” or “Abstain” from voting.

The Board recommends that you vote “For” each of the director nominees named in Proposal 1 and “For” each of Proposals 2 and 3.

What if another matter is properly brought before the Annual Meeting?

At this time, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matter is properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card as “proxies” to vote on those matters in accordance with their best judgment and in their discretion.

How can I vote at the Annual Meeting?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

•	To vote during the Annual Meeting, see the instructions on how to vote while participating in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/HRTX2020.
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To vote via the Internet, go to www.proxyvote.com, 24 hours per day, 7 days per week. You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 16, 2020.

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To vote by telephone, call toll free 1-800-690-6903, 24 hours per day, 7 days per week. You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted through the Internet must be received by 11:59 p.m. Eastern Time on June 16, 2020.

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To vote using the proxy card, simply complete, sign and date the proxy card included with your proxy materials (if you received a hard copy or emailed copy of the proxy materials) and return it promptly in the envelope provided. If you return your signed and dated proxy card to us before the Annual Meeting with your voting selections, we will vote your shares as you direct. Except for votes cast for shares registered in the name of a broker, bank or other agent (as described below), if you return your signed and dated proxy card to us before the Annual Meeting without your voting selections, proxies named in the proxy card will vote your shares in accordance with the Board’s recommendations (as described above). If you received a Notice of Internet Availability of Proxy Materials and would like to request a proxy card by mail, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability of Proxy Materials or a proxy card and voting instructions with the proxy materials from that institution rather than from us. To ensure that your vote is counted, simply follow the instructions in the Notice of Internet Availability of Proxy Materials received from your broker, bank or other agent to vote via the Internet during the Annual Meeting, via the Internet in advance of the Annual Meeting or by telephone or, if you received a proxy card by mail, complete, sign and return the proxy card.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you own as of the close of business on the Record Date for the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the mailed Notices of Internet Availability of Proxy Materials and/or proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions in each Notice of Internet Availability of Proxy Materials, or complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I revoke or change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the applicable vote deadlines for the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	you may submit another properly completed proxy with a later date;
•	you may vote again by Internet or telephone at a later time;
•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 4242 Campus Point Court, Suite 200, San Diego, CA 92121; or
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you may attend the virtual Annual Meeting and vote electronically during the Annual Meeting (however, simply attending the virtual Annual Meeting will not, by itself, revoke your proxy or change your vote).

Your most current proxy card or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How can I submit a proposal (including a director nomination) for next year’s annual meeting?

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2021 Annual Meeting of Stockholders must submit such proposals to our Corporate Secretary so as to be received by us at 4242 Campus Point Court, Suite 200, San Diego, CA 92121, by close of business on or before January 8, 2021.

If a stockholder intends to make a nomination or present a proposal for other business (other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”)) at the 2021 Annual Meeting of Stockholders, the stockholder must deliver written notice to our Corporate Secretary at the address provided above not earlier than February 17, 2021 and not later than March 19, 2021. Such nomination(s) or proposal(s) may or may not be included in the Proxy Statement. If the date of the 2021 Annual Meeting of Stockholders changes by more than 30 calendar days from the anniversary of the 2020 Annual Meeting of Stockholders, then stockholder notice must be received not later than the close of business on the later of: (i) the 90th calendar day prior to such annual meeting; or (ii) the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

Any stockholder proposal must be a proper matter for stockholder action and must comply either with Rule 14a-8 of the Exchange Act or the terms and conditions set forth in our bylaws, as applicable.

What are “broker non-votes”?

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. The only “routine” proposal that is being presented at this Annual Meeting is Proposal 2 (ratification of our independent registered public accounting firm).

How are votes counted and how many votes are needed to approve each proposal?

Votes will be counted by the inspector of elections appointed for the Annual Meeting.

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Proposal 1: Directors, in uncontested elections, will be elected by a majority of all votes properly cast with respect to his or her election, in person or by proxy, at the Annual Meeting. Election of directors is not considered a routine matter on which a broker or other nominee is empowered to vote. Therefore, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval. Abstentions and broker non-votes will have no effect on the election of the directors.

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Proposal 2: The proposal to ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Abstentions will have no effect on the outcome of this proposal because they are not considered to be votes “cast” under Delaware law. Ratification of the selection of OUM & Co. LLP is considered a routine matter on which a broker or other nominee is empowered to vote. If you are a beneficial owner and do not provide specific voting instructions to your bank or broker, the institution that holds your shares may vote your shares on the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020.

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Proposal 3: The proposal to approve, on an advisory basis, the compensation paid to our Named Executive Officers requires the affirmative vote of a majority of the votes cast, provided a quorum is established. Approval, on an advisory basis, of the compensation paid to our Named Executive Officers is not considered a routine matter on which a broker or other nominee is empowered to vote. Therefore, if the beneficial owner does not give broker specific instructions, the beneficially owned shares may not be voted on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting as of the close of business on the Record Date are represented by stockholders present online at the Annual Meeting or by proxy. At the close of business on the Record Date, there were 90,642,154 shares outstanding and entitled to vote.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Certain information regarding each of our nominees, including each nominee’s age, experience, qualifications, attributes and skills that led the Board to conclude that the individual should serve on the Board and each nominee’s principal occupation and directorships during the past five years, is set forth below:

Name	Age	Position	Director Since
Kevin Tang	53	Chairman	2009
Barry Quart, Pharm.D.	63	President, Chief Executive Officer and Director	2012
Stephen Davis	59	Director	2019
Craig Johnson	58	Director	2014
Kimberly Manhard	60	Executive Vice President, Drug Development and Director	2019
John Poyhonen	60	Executive Vice President, Chief Commercial Officer and Director	2014
Christian Waage	53	Director	2016

Kevin Tang has served as a director of Heron since 2009 and as Chairman since 2012. Mr. Tang has more than 25 years of experience evaluating, creating and building biotechnology companies that are focused on developing treatments for life-threatening and debilitating diseases and conditions. He serves as the President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Mr. Tang has also served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. since the company’s inception in 2013. Since 2014, he has served as a director and Chairman of La Jolla Pharmaceutical Company. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University. The Board has concluded that Mr. Tang should serve as a director based on his experience forming and building biotechnology companies, serving as a director of numerous biotechnology companies and serving as a manager of funds specializing in the area of life sciences.

Barry Quart, Pharm.D. has served as a director of Heron since 2012. Dr. Quart was appointed Chief Executive Officer in 2013 and President and Chief Executive Officer in February 2019. He has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and developing innovative pharmaceutical products. In 2006, Dr. Quart co-founded Ardea Biosciences, Inc. and served as its President and Chief Executive Officer from its inception through 2013, and as a director through its acquisition by AstraZeneca PLC in 2012. Previously, he was with Pfizer Inc. as Senior Vice President of Pfizer Global Research and Development, and the director of Pfizer’s La Jolla Laboratories. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company. He joined Agouron in 1993 and was instrumental in the development and registration of Viracept® (nelfinavir). Dr. Quart also served as a director of Synageva Biopharma Corp. from 2012 through its acquisition by Alexion Pharmaceuticals, Inc. in 2015. Since 2015, he has served as a director of Kiniksa Pharmaceuticals, Ltd., a biopharmaceutical company. Dr. Quart received a Pharm.D. degree from the University of California, San Francisco. The Board has concluded that Dr. Quart should serve as a director based on his experience in senior management, as a director with other biotechnology and pharmaceutical companies and his prior drug development experience.

Stephen Davis has served as a director of Heron since October 2019. Mr. Davis has served as Chief Executive Officer and as a director of ACADIA Pharmaceuticals Inc. since 2015 and, previously, as Executive Vice President, Chief Financial Officer and Chief Business Officer from 2014 to 2015. He has more than 25 years of experience in the biopharmaceutical industry. Since 2015, Mr. Davis has served as a director of Bellicum Pharmaceuticals, Inc. From 2012 to 2015, he served as a director, and, from 2013 to 2014, he served as Executive Vice President, Chief Operating Officer, of Heron. Mr. Davis also served as a director of Synageva Biopharma Corp. from 2011 through its acquisition by Alexion Pharmaceuticals, Inc. in 2015. From 2013 to 2014, he served as a director of Furiex Pharmaceuticals, Inc. through its acquisition by Forest Laboratories, Inc. in 2014. Mr. Davis served as Executive Vice President and Chief Operating Officer of Ardea Biosciences, Inc. from 2010 through its acquisition by AstraZeneca PLC in 2012. Previously, he held various positions at Neurogen Corporation, most recently serving as President and Chief Executive Officer. Prior to Neurogen, Mr. Davis practiced as a corporate and securities attorney at a Wall Street law firm and practiced as a certified public accountant at a major accounting firm. He received a J.D. degree from Vanderbilt University and a B.S. degree in accounting from Southern Nazarene University. The Board has concluded that Mr. Davis should serve as a director based on his experience in senior management, as a director with other biotechnology and pharmaceutical companies and in legal, finance and operations matters.

Craig Johnson has served as a director of Heron since 2014. Mr. Johnson has more than 25 years of experience serving in senior financial management roles and governing corporations, primarily in the biotechnology industry. Since 2017, he has served as a director of Odonate Therapeutics, Inc. Since 2013, Mr. Johnson has served as a director of La Jolla Pharmaceutical Company and a director of Mirati Therapeutics, Inc. He served as a director of GenomeDx Biosciences, Inc. from 2015 to 2018, a director of Adamis Pharmaceuticals Corporation from 2011 to 2014 and a director of Ardea Biosciences, Inc. from 2008 until its acquisition by AstraZeneca PLC in 2012. From 2011 to 2012, he served as Chief Financial Officer of PURE Bioscience, Inc., and from 2010 to 2011, Mr. Johnson served as Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. From 2004 through its acquisition by Raptor Pharmaceuticals Corp. in 2009, he served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. and, from 2009 to 2010, as Vice President of a wholly-owned subsidiary of Raptor Pharmaceuticals Corp. From 1994 to 2004, Mr. Johnson held various positions at MitoKor, Inc., ultimately serving as Chief Financial Officer and Senior Vice President of Operations. He practiced as a Certified Public Accountant with Price Waterhouse, and received a B.B.A. degree in accounting from the University of Michigan-Dearborn. The Board has concluded that Mr. Johnson should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Kimberly Manhard has served as a director of Heron since October 2019 and as our Executive Vice President, Drug Development since 2016. Ms. Manhard has more than 25 years of experience in drug development, regulatory affairs and pharmaceutical operations. From 2008 to 2016, she served as the Senior Vice President of Regulatory Affairs and Development Operations at Ardea Biosciences, Inc. In her role at Ardea, Ms. Manhard was instrumental in the development and 2015 regulatory approval of Zurampic® (lesinurad). Prior to joining Ardea in 2006, she was President of her own consultancy firm, Vice President of Regulatory Affairs for Exelixis, Inc. and held multiple regulatory positions at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, supporting development and commercialization of anticancer and antiviral products, including Viracept® (nelfinavir). Ms. Manhard was also previously with Bristol-Myers Squibb Company in regulatory affairs, responsible for oncology compounds, including Taxol® (paclitaxel) and infectious disease compounds, including Videx® (didanosine) and Zerit® (stavudine). She began her career in clinical research with Eli Lilly and Company and G.H. Besselaar Associates (Covance Inc.). Ms. Manhard is a member of the board of trustees for the Fleet Science Center. She received a B.S. degree in zoology and a B.A. degree in French from the University of Florida. The Board has concluded that Ms. Manhard should serve as a director based on her experience in senior management, as a director with other biotechnology and pharmaceutical companies and her experience in drug development, regulatory affairs and pharmaceutical operations.

John Poyhonen has served as a director of Heron since 2014. Mr. Poyhonen was appointed Executive Vice President, Chief Commercial Officer in July 2019. He has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and commercializing innovative products. From 2014 through its acquisition by Firmenich, Inc. in November 2018, Mr. Poyhonen was the President, Chief Executive Officer and a director of Senomyx, Inc. He joined Senomyx, Inc. in 2003 as Vice President and Chief Business Officer; was promoted in 2004 to Vice President and Chief Financial and Business Officer; was named Senior Vice President, Chief Financial and Business Officer in 2006; was promoted to President and Chief Operating Officer in 2009; and promoted to President and Chief Executive Officer in 2014. From 1996 to 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, Inc., most recently as Vice President of National Sales. Prior to holding this position, he served as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen was previously a director of Ardea Biosciences, Inc. from 2007 through its acquisition by AstraZeneca PLC in 2012. He received a B.A. degree in marketing from Michigan State University and an M.B.A. degree from the University of Kansas. The Board has concluded that Mr. Poyhonen should serve as a director based on his senior management experience in corporate and commercial strategy, business development, risk management, finance and operations.

Christian Waage has served as a director of Heron since 2016. Mr. Waage has more than 15 years of regulatory, legal and financial transaction experience primarily in the biotechnology industry. Since 2017, he has served as Executive Vice President and General Counsel of Gossamer Bio, Inc., a publicly traded biotechnology company. From 2013 to 2016, Mr. Waage held various positions at Receptos, Inc., a wholly owned subsidiary of Celgene Corporation, most recently serving as Managing Director. Prior to its acquisition by Celgene Corporation in 2015, he served as Senior Vice President and General Counsel of Receptos, Inc. From 2012 through its acquisition by Vista Equity Partners Management, LLC in 2013, Mr. Waage served as Vice President, General Counsel and Corporate Secretary at Websense, Inc. From 2008 through its acquisition by AstraZeneca PLC in 2012, he served as Vice President, General Counsel and Corporate Secretary of Ardea Biosciences, Inc. Prior to 2008, Mr. Waage served as a partner at DLA Piper LLP. He received a J.D. from the University of San Diego School of Law and a B.A. degree in economics from the University of California, San Diego. The Board has concluded that Mr. Waage should serve as a director based on his experience in regulatory, legal and finance matters.

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive officers are elected by our Board and hold office until the earlier of resignation, removal or the appointment and election of a successor.

Our executive officers and their ages and positions as of the Record Date are as follows:

Name	Age	Position	Officer Since
Barry Quart, Pharm.D.	63	President, Chief Executive Officer and Director	2013
Kimberly Manhard	60	Executive Vice President, Drug Development and Director	2016
John Poyhonen	60	Executive Vice President, Chief Commercial Officer and Director	2019
Robert Hoffman	54	Chief Financial Officer and Senior Vice President, Finance	2017

The background for each of Dr. Quart, Ms. Manhard and Mr. Poyhonen is described above under “Information Concerning the Board of Directors.”

Robert Hoffman joined Heron as Chief Financial Officer and Senior Vice President, Finance in 2017. Mr. Hoffman has more than 20 years of experience in financial management. From 2016 to 2017, he served as Executive Vice President and Chief Financial Officer of Innovus Pharmaceuticals, Inc. Prior to joining Innovus Pharmaceuticals, Inc., Mr. Hoffman was Chief Financial Officer of AnaptysBio, Inc., from 2015 to 2016. He was part of the founding management team of Arena Pharmaceuticals, Inc. in 1997, ultimately serving as Senior Vice President, Finance and Chief Financial Officer until March 2011, and then again from 2011 to 2015. From March 2011 to August 2011, Mr. Hoffman served as Chief Financial Officer for Polaris Group. Mr. Hoffman is a member of the board of directors of Kura Oncology, Inc., DelMar Pharmaceuticals, Inc. and ASLAN Pharmaceuticals, Inc. He also is a member of the Financial Accounting Standards Board’s Small Business Advisory Committee and is a member of the steering committee of the Association of Bioscience Financial Officers. Mr. Hoffman received his B.B.A. from St. Bonaventure University and is licensed as a C.P.A. (inactive) in the State of California.

Our other key employees and their ages and positions as of the Record Date are as follows:

Name	Age	Position	Employee Since
Thomas Ottoboni, Ph.D.	61	Chief Scientific Officer and Senior Vice President, Pharmaceutical and Translational Sciences	2012
Chris Storgard, M.D.	54	Chief Medical Officer	2018
David Szekeres	46	Chief Legal, Business and Administrative Officer	2016
Anita Gupta, D.O., Pharm.D.	44	Senior Vice President, Medical Strategy and Government Affairs	2017
Michael Mathews	57	Senior Vice President, Pain Franchise	2017
John Arthur, Ph.D.	54	Vice President, Manufacturing and Supply	2017
Sean Ristine	50	Vice President, Human Resources	2015

Thomas Ottoboni, Ph.D. joined Heron as Vice President of Pharmaceutical Development in 2012. Dr. Ottoboni was promoted to Senior Vice President of Pharmaceutical and Preclinical Research and Development in 2014 and promoted to Chief Scientific Officer and Senior Vice President of Pharmaceutical and Translational Sciences in January 2019. He has more than 20 years of drug development experience. From 2010 until 2011, Dr. Ottoboni was Vice President of Research and Development at Talima Therapeutics, Inc., where he worked on the development of a drug delivery implant to treat onychomycosis. From 1996 to 2008, he served as Executive Vice President of Strategy and Operations at POINT Biomedical Corp., where he developed several imaging and drug delivery systems. From 1994 through 1996, Dr. Ottoboni served as Manager of Systems Development and Drug Delivery Research for InSite Vision Inc., where he developed ophthalmic pharmaceutical delivery systems. He previously served as Director of Drug Delivery at Vitaphore Corp. Dr. Ottoboni is an inventor on more than 20 U.S. patents in organic and macromolecular chemistry. He received a B.S. degree in chemistry and a Ph.D. in organic chemistry from the University of California, Berkeley.

Chris Storgard, M.D. joined Heron as Senior Vice President, Clinical Development in 2018 and was promoted to Chief Medical Officer in December 2019. Dr. Storgard has more than 25 years of experience in clinical research. From 2016 to 2018, he served as Chief Medical Officer at Fate Therapeutics. From 2013 to 2016, Dr. Storgard served as Vice President of Clinical Research and Development at Ardea Biosciences, Inc., leading the ZURAMPIC® global clinical program to successful U.S. and European regulatory approvals. He also held various senior leadership positions at Biogen-Idec Ltd. and Amgen Inc., leading biologic and small molecule development programs within inflammation and oncology. From 2001 to 2004, Dr. Storgard served as Senior Associate Consultant, Division of Rheumatology, and Assistant Professor and Member of the Molecular Medicine Program at the Mayo School of Medicine, Mayo Clinic in Minnesota. He received his B.S. degree in biology and his M.D. from the University of Saskatchewan. Dr. Storgard completed a fellowship in rheumatology at Scripps Clinic and Research Center, San Diego.

David Szekeres joined Heron as Senior Vice President, General Counsel, Business Development and Corporate Secretary in 2016 and was promoted to Chief Legal, Business and Administrative Officer in December 2019. Mr. Szekeres has more than 20 years of legal and financial experience, primarily in the biotechnology industry. From 2014 to 2015, he served as General Counsel, Chief Business Officer, Principal Financial and Accounting Officer and Corporate Secretary at Regulus Therapeutics Inc. In that role, Mr. Szekeres oversaw the company’s business, financial and legal responsibilities as it developed into a clinical-stage corporation. From 2008 through its acquisition by Thermo Fisher Scientific, Inc. in 2014, he served as Head of Mergers and Acquisitions, Governance and Securities and Assistant Corporate Secretary at Life Technologies Corporation. From 2001 to 2006, Mr. Szekeres served as Corporate Attorney at a number of law firms, including O’Melveny & Myers LLP and Latham & Watkins LLP. Prior to 2001, he served as Senior Associate in Investment Banking at Robertson Stephens. Mr. Szekeres is a member of the board of trustees for the Sanford Burnham Prebys Medical Institute. He received a B.A. degree from the University of California, Irvine and a J.D. degree from Duke University School of Law.

Anita Gupta, D.O., Pharm.D., M.P.P., joined Heron as Senior Vice President of Medical Strategy and Government Affairs in 2017 and is a board-certified anesthesiologist and internationally recognized pain specialist. From 2012 to 2017, Dr. Gupta was Vice Chair, Division of Pain Medicine and Regional Anesthesiology in the Department of Anesthesiology and Perioperative Medicine at Drexel University College of Medicine. From 2008 to 2011, she was Assistant Professor, Division of Pain Medicine at the University of Pennsylvania. Dr. Gupta also served as an anesthesiologist at Johns Hopkins University and Washington Hospital Center. She was a Food and Drug Administration Special Government Employee from 2015 to 2018 during which time she served as a member of the FDA’s Anesthetic and Analgesic Drug Products Advisory Committee. From 2016 to 2018, Dr. Gupta served as a director of Amorsa Therapeutics, Inc. She received a B.S. degree and a Pharm.D. degree from Rutgers University College of Pharmacy, a D.O. degree from the University of Medicine & Dentistry of New Jersey and a MPP and HHP certificate from Princeton University’s Woodrow Wilson School of Public and International Affairs. Dr. Gupta completed a residency in anesthesiology at Georgetown University, a fellowship in interventional pain management at Johns Hopkins University and clinical scientist training in toxicology at the National Institutes of Health.

Michael Mathews joined Heron as the Senior Vice President of the Pain Franchise in 2017. Mr. Mathews has more than 25 years of life sciences experience in sales and marketing. From 2015 to 2017, he served as the Vice President for Acute Care at Mallinckrodt Pharmaceuticals. From 2012 to 2014, Mr. Mathews served as Senior Vice President International at KCI, an Acelity L.P. Inc. company. He also held various leadership positions at Bayer AG, including Senior Vice President North America for Diabetes Care and Head of Hematology for the Specialty Medicine Division, where he led the sales and marketing efforts of Bayer Aspirin, both in the U.S. and globally. Mr. Mathews was a member of Bayer AG’s Global Leadership Circle, which consisted of the top 250 executives globally. He completed Stanford University’s graduate school executive program. He also holds an MBA from Thunderbird American School of International Management in international marketing, and a B.S. in international economics, finance and commerce from the Edmund A. Walsh School of Foreign Service at Georgetown University.

John Arthur, Ph.D. joined Heron as Vice President of Manufacturing and Supply in 2017. Dr. Arthur has more than 20 years of experience in pharmaceutical manufacturing. From 2013 to 2016, he was Vice President of Manufacturing and CMC at Mast Therapeutics, Inc., where he led all CMC activities for multiple Phase 2 and Phase 3 clinical programs. From 2012 to 2013, Dr. Arthur was Senior Director of Manufacturing at Auspex Pharmaceuticals, Inc. Prior to his role at Auspex, he held several positions of increasing responsibility at various biopharmaceutical companies, including Cadence Pharmaceuticals, Inc., Kanisa Pharmaceuticals, Inc., Salmedix, Inc., Prometheus Laboratories Inc., Maxim Pharmaceuticals, Inc. and Ionis Pharmaceuticals, Inc. Dr. Arthur received a B.S. in Biochemistry from Western Washington University, a Ph.D. in organic chemistry from the University of South Carolina, Columbia and conducted his postdoctoral research at Michigan State University.

Sean Ristine joined Heron as Senior Director of Human Resources in 2014 and was promoted to Vice President of Human Resources in 2015. Mr. Ristine has more than 20 years of experience in human resources and business leadership. From 2009 to 2014, he held key Human Resources positions at Cadence Pharmaceuticals, Inc., most recently serving as Senior Director of Human Resources where he was instrumental in that function as Cadence grew to a commercial-stage company with more than 200 employees located throughout the U.S. From 2004 to 2009, Mr. Ristine held Human Resources management roles of increasing responsibility at Kyocera Wireless Corp., including Director of Human Resources and Facilities. From 1995 to 2004, he held positions at Kyocera America, Inc., including Manager of Human Resources. Mr. Ristine received a B.S. degree in Business and Organization Behavior from Brigham Young University and an M.B.A. degree with an emphasis in Human Resource Management from San Diego State University.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board met eight times during the year ended December 31, 2019. Each member of the Board attended 100% of the aggregate number of Board and Board committee meetings held during the period for which he or she was a director during 2019 and served on such committees, except for Stephen Davis, who was appointed to the Board effective October 1, 2019, and was unable to attend one Audit Committee meeting shortly thereafter due to a scheduling conflict that existed at the time of his appointment to the Board. Accordingly, Mr. Davis attended 75% of the aggregate number of Board and Board committee meetings held during the period for which he was a director during 2019 and served on such committees. We have a policy of encouraging all directors to attend the Annual Meeting; four of the five then-serving directors attended the 2019 Annual Meeting of Stockholders in person.

Board Independence

On an annual basis, the Board reviews the independence of all directors in light of each director’s (or any family member’s, if applicable) affiliations with the Company and members of management, as well as significant holdings of the Company’s securities. The Board uses the definition of independence from The Nasdaq Stock Market (“Nasdaq”) listing standards to assess independence of our directors. The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the Company;
•

The director, or a family member of the director, accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the Company;
•

The director, or a family member of the director, is a partner in, a controlling stockholder of or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•

The director, or a family member of the director, is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•

The director, or a family member of the director, is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. Our Board has determined that Messrs. Tang, Davis, Johnson and Waage are “independent directors” as defined by Nasdaq rules. Dr. Quart, Ms. Manhard and Mr. Poyhonen are not deemed to be independent under Nasdaq rules by virtue of their current employment with the Company.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by Nasdaq and the SEC, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, or otherwise has an affiliate relationship with the Company. Similarly, the members of the Compensation Committee each qualify as independent under Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation, and that none have any affiliate relationships with the Company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Board Committees

Audit Committee. The Audit Committee is composed of three directors: Messrs. Davis, Johnson and Waage. The Audit Committee is responsible for appointing, overseeing and replacing, if necessary, our independent registered public accounting firm and for evaluating its work. The Audit Committee also assists the Board in overseeing the integrity of our financial statements and accounting and financial reporting processes, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s independent registered public accounting firm and internal audit function. During 2019, the Audit Committee received written disclosures from and communicated with the independent registered public accounting firm; met with management and the independent registered public accounting firm to discuss our financial statements; met with the independent registered public accounting firm to discuss matters that may affect our financial statements; approved related-party transactions, if any; provided oversight of risk management, including oversight of cybersecurity risks; and approved professional services provided to us by the independent public accountants. The Audit Committee, together with the Board, was also responsible for reviewing our plans for providing appropriate financial resources to sustain our operations, including review of our strategic corporate plan and annual operating budget. The Board has determined that, during 2019, all members of the Audit Committee satisfied applicable independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Mr. Johnson qualifies as the “audit committee financial expert” (as the SEC has defined such term in Item 407 of Regulation S-K). We have adopted an Audit Committee charter, which is available at www.herontx.com. The Audit Committee met four times during the year ended December 31, 2019.

Compensation Committee. The Compensation Committee is composed of three directors: Messrs. Davis, Johnson and Tang. The Compensation Committee is responsible for overseeing the Company’s compensation philosophy generally and advising the Board regarding the compensation of the Board, the President and Chief Executive Officer, and the other executive officers of the Company. The Compensation Committee seeks to align our compensation practices with sound fiscal policy and enable the Company to attract and motivate qualified and highly skilled personnel, and is responsible for overseeing the Company’s management resources, succession planning, and management development activities. In 2019, the Compensation Committee administered our benefit and equity incentive plans, and made recommendations to the Board regarding the review and administration of all compensation arrangements for executive officers (including the President and Chief Executive Officer) and the review and establishment of general policies relating to the compensation and benefits of our officers and employees for the year ended December 31, 2019. The Compensation Committee also reviewed and approved corporate goals for our executive officers and evaluated their performance in light of these goals, and reviewed and made recommendations to the Board regarding the compensation paid to the non-employee directors. Subject to applicable laws, the Compensation Committee may form and delegate authority to subcommittees, each consisting of one or more of its members, with such powers as the Compensation Committee confers. The Board has determined that, during 2019, all members of the Compensation Committee satisfied applicable Nasdaq independence standards. We have adopted a Compensation Committee charter, which is available at www.herontx.com. The Compensation Committee met three times during the year ended December 31, 2019.

Governance Committee. The Nominating and Corporate Governance Committee (“Governance Committee”), is composed of three directors: Messrs. Johnson, Tang and Waage. The Governance Committee is responsible for setting a process for identifying and evaluating nominees and recommending a slate of director nominees to be proposed by the Board to the stockholders (or any director nominees to be elected by the Board to fill interim vacancies), consistent with the criteria approved by the Board. The Governance Committee also is responsible for establishing and maintaining a policy under which the Company’s stockholders may recommend a candidate to the Governance Committee for consideration for nomination as a director. Procedures for the consideration of director nominees recommended by stockholders are set forth below. In addition, the Governance Committee is responsible for recommending directors for membership on Board committees. The Governance Committee also is responsible for reviewing and recommending updates to our Code of Ethics as well as any written corporate governance guidelines. The Board has determined that, during 2019, all members of the Governance Committee satisfied applicable Nasdaq independence standards. We have adopted a Governance Committee charter, which is available at www.herontx.com. The Governance Committee met one time during the year ended December 31, 2019.

Compensation Committee Interlocks and Insider Participation

In July 2017, Mr. Rosen, our former President and former member of the Board, joined the Board of Directors of Odonate Therapeutics, Inc. where Mr. Tang serves as Chairman and Chief Executive Officer. During the year ended December 31, 2019, none of our executive officers, other than Mr. Rosen, served as a member of the Board of Directors of another entity where such entity’s executive officers served on our Board. Mr. Rosen retired from his roles as President and member of the Board in February 2019.

Board Leadership Structure

The role of our Chairman of the Board is separate from the Chief Executive Officer. The Board has determined that its structure is appropriate at this time given the Company’s specific characteristics and circumstances, including the Board’s commitment to independent Board and Committee leadership, and to fulfill the Board’s duties effectively and efficiently so that our business receives the undivided attention of the Chief Executive Officer.

Director Nomination

Criteria for Board Membership

The Governance Committee is responsible for assessing the appropriate balance of experience, skills and other characteristics required of our directors. Nominees for director are selected based on their experience, knowledge, integrity, understanding of our business environment, specific skills and perspectives they may possess that are helpful to the Company and the willingness to devote adequate time to Board duties. The Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. In selecting candidates to recommend to the Board for appointment or re-election to the Board, the Governance Committee considers the current composition of the Board and the attributes and capabilities of the current directors in order to achieve appropriate balance of experience, skills and other characteristics. The Governance Committee also considers potential independence under the rules of Nasdaq, with the additional objective that at least one director qualifies as “financial expert” under the rules of the SEC. When evaluating a candidate for our Board, the Governance Committee does not assign specific weight to any of these factors, nor does the Governance Committee believe that all of the criteria must necessarily apply to every candidate. At minimum, a director’s qualifications and attributes, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

Board Diversity

While we do not have a formal written policy regarding diversity in identifying director candidates, the Company believes that a Board comprising directors with diverse backgrounds, experiences, skills and perspectives contributes to overall Board effectiveness and improves Board decision making. The Governance Committee is committed to continuing to enhance the Board’s diversity by identifying potential director candidates with varied attributes and perspectives. Accordingly, the Governance Committee actively considers diversity in its development of the pool from which it identifies qualified director candidates who possess the experience and skills desired for our Board. The Governance Committee looks to incorporate diversity into the Board across a broad spectrum of factors, including race, gender, ethnicity, skills, experiences, specific operational experience and viewpoints, all with a view to identify candidates that can assist the Board with the performance of is governance and oversight role, in light of the Company’s strategy and evolving needs. The Governance Committee believes that our current Board reflects a diverse mix of directors on a number of these factors. The Governance Committee evaluates the diversity of the Board as part of the annual nomination process and assesses the effectiveness of its approach to Board diversity as part of the Board and committee evaluation process.

Stockholder Recommendations

It is the Governance Committee’s policy, as described below, to consider written recommendations from stockholders for nominees for director. The Governance Committee considers persons recommended by our stockholders in the same manner as a nominee recommended by our Board members, management or a third-party executive search firm. Any such recommendations should be submitted to the Governance Committee, c/o the Secretary, and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading “Communications with Directors” below. The Board did not receive any stockholder recommendations during the year ended December 31, 2019.

Process for Identifying and Evaluating Nominees

The Board believes we are well served by our current directors who provide the Board with experience, skills and characteristics that the Board has determined meet its requirements with respect to experience, knowledge, integrity, understanding of our business environment, specific skills that are helpful to the Company and the willingness to devote adequate time to Board duties. The Board, following the recommendation of our Governance Committee, determined that the seven director nominees, five of whom were elected at our 2019 Annual Meeting of Stockholders, are best-suited to continue to serve our needs, given our Company’s current anticipated activities. Mr. Davis and Ms. Manhard were recommended to the Governance Committee as director nominees by non-management directors and our President and Chief Executive Officer.

Oversight of Risk Management

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic, operational and commercial risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken, and highlighting any new risks that may have arisen since they last met.

The Board manages exposure risks within various areas including: (i) risks relating to our employment policies, executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; (iii) risks associated with the independence of the Board and potential conflicts of interest; (iv) commercial risks; and (v) cybersecurity risks. The Audit Committee reviews policies with respect to risk assessment and risk management and reviews with the Company’s Chief Legal Officer, who would also consult with outside counsel as appropriate, any legal matter that could have a significant impact on the Company’s financial statements. The Audit Committee also reviews policies with respect to financial risk and makes recommendations to the Board. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure, which separates the roles of our Chairman of the Board and our Chief Executive Officer.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties who wish to communicate with any director or committee of our Board may do so using the procedures detailed in the Corporate Governance section of the Investor Resources page on our website at www.herontx.com.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our Principal Executive Officer, Principal Financial and Accounting Officer and to all of our other officers, directors and employees. The Code of Ethics is available in the Corporate Governance section of the Investor Resources page on our website at www.herontx.com. We intend to disclose future waivers or material amendments to certain provisions of our Code of Ethics on the above-referenced website within four business days following the date of such waiver or amendment. To the extent permissible under Nasdaq rules, if we make any amendments to the Code of Ethics or grant any waiver, including implicit waiver, from a provision of the Code of Ethics to a director or executive officer, we intend to disclose the nature of such amendment or waiver in the manner set forth in the Code of Ethics on our website.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by: (i) each person known to us to own more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all current directors and Named Executive Officers, as a group. The number of shares reported in the table below is as of the Record Date of April 20, 2020, except as otherwise noted below, and is based on filings with the SEC or other information of which we are aware. The information in this table is based solely on statements in filings with the SEC or other reliable information included in the Company’s records. Unless otherwise indicated, the address of each of the named individuals is c/o Heron Therapeutics, Inc., 4242 Campus Point Court, Suite 200, San Diego, CA 92121. The percentage of ownership is based on 90,642,154 shares of common stock issued and outstanding as of the Record Date. Beneficial ownership of shares is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants and shares of common stock underlying convertible notes that are exercisable or convertible, as the case may be, within 60 days of the Record Date are deemed outstanding for computing the percentage of ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

Name	Number of Shares(1)	Percent of Class(1)
Greater than 5% Holders(2)
Franklin Resources, Inc.(3)	12,361,411	13.64%
One Franklin Parkway San Mateo, CA 94403
Tang Capital Partners, LP(4)	9,158,486	9.50%
4747 Executive Drive, Suite 510 San Diego, CA 92121
Baker Bros. Advisors LP(5)	8,033,235	8.67%
860 Washington Street, 3rd Floor New York, NY 10014
Vanguard Group Inc. (6)	7,856,566	8.67%
PO Box 2600 V26 Valley Forge, PA 19482
FMR LLC(7)	6,582,410	7.26%
245 Summer Street Boston, MA 02210
BlackRock, Inc. (8)	5,768,202	6.36%
East 52nd Street New York, NY 10055
Janus Henderson Group PLC(9)	4,915,313	5.42%
201 Bishopgate London, X0 EC2M 3AE
Wellington Management Group, LLP(10)	4,591,629	5.07%
280 Congress Street Boston, MA 02210

Current Directors and Named Executive Officers
Kevin Tang(4)	Chairman of the Board	9,645,488	9.99%
Barry Quart, Pharm.D.(11)	President, Chief Executive Officer and Director	2,084,093	2.25%
Stephen Davis(12)	Director	13,024	*
Craig Johnson(13)	Director	195,840	*
Kimberly Manhard(14)	Executive Vice President, Drug Development and Director	470,000	*
John Poyhonen(15)	Executive Vice President, Chief Commercial Officer and Director	159,838	*
Christian Waage(16)	Director	86,682	*
Robert Hoffman(17)	Chief Financial Officer and Senior Vice President, Finance	146,030	*
Current Executive Officers and Directors as a group (8 persons)(18)		12,800,995	12.85%
Former Named Executive Officer:
Robert Rosen (19)	Former President	2,640	*

*	Indicates ownership of less than one percent.
(1)

Derivative securities may have limits on the ability of these holders to exercise or convert these securities into shares of our common stock if, after such exercise or conversion, the holder would beneficially own more than a stated percentage of our outstanding common stock (e.g., 9.99%). Where these limits are applicable as of April 20, 2020 and cannot be modified for a period of 60 days or longer, the corresponding shares of common stock underlying these securities have been excluded from the beneficial ownership calculations.

(2)

As applicable, the number of shares of common stock listed as owned by a beneficial holder relies on public filings by such beneficial holder and the number of shares of common stock reported as beneficially owned.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 4, 2020 by Franklin Resources, Inc., Charles Johnson, Rupert Johnson, Jr. and Franklin Advisers, Inc. and its affiliates (Franklin Advisers, Inc. and Fiduciary Trust Company International) reporting beneficial ownership of 12,361,411 shares as of December 31, 2019. The Schedule 13G/A reports that Franklin Advisers, Inc. has sole voting and dispositive power with respect to 12,306,035 shares, that Fiduciary Trust Company International has sole voting and dispositive power with respect to 38,478 shares and that Franklin Templeton Investments (Asia) Ltd. has sole voting and dispositive power with respect to 16,898 shares.

(4)

Based on information set forth in a Schedule 13D/A filed with the SEC on January 7, 2020 by Tang Capital Partners, LP, Tang Capital Management, LLC (together, “Tang Capital”) and Kevin Tang reporting beneficial ownership of 3,417,203 shares. The Schedule 13D/A reports that Tang Capital and Mr. Tang share voting and dispositive power with respect to these 3,417,203 shares, which includes 937,500 shares held by Tang (APPA) Holdings, LLC (as described in a Schedule 13D/A filed with SEC on September 13, 2018). Mr. Tang also has sole voting and dispositive power with respect to 487,002 shares. The total shares reported on this table for Mr. Tang include 168,000 shares underlying stock options exercisable within 60 days of April 20, 2020. Beneficial ownership of Tang Capital and Kevin Tang also include 5,741,283 shares issuable upon conversion of the Notes held by the holder within 60 days of April 20, 2020. Beneficial ownership for Tang Capital and Kevin Tang exclude 1,670,355 shares that are potentially issuable on conversion of the principal amount of the Company’s Senior Secured Convertible Notes due 2021, including interest paid in kind as of April 1, 2020 (the “Notes”). The Notes have a limit on the ability of the holder to convert, to the extent that the holder would beneficially own greater than 9.99% of the Company’s common stock following such conversion, provided that the holder has the ability to increase or decrease this limitation on exercise or conversion by providing the Company with 61 days of prior written notice.

(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2020 by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker, and Julian C. Baker, (each, a “Baker Advisor”), reporting beneficial ownership of 7,979,853 shares as of December 31, 2019. Shares deemed beneficially owned by the Baker Advisors are held of record by 667, L.P. and Baker Bros. Life Sciences, L.P. (collectively, “Baker Bros”). The Schedule 13G/A reports that each Baker Advisor has sole voting and dispositive power with respect to these 7,979,853 shares, which includes 195,574 shares of common stock that may be acquired upon the exercise of warrants and 1,766,175 shares issuable upon the conversion of Notes held by the holder. Since December 31, 2019, the beneficial owner received $21,194.10 and $21,512.00 principal amount of senior secured convertible notes on January 1, 2020 and April 1, 2020, respectively, as interest in kind on the existing notes held by the beneficial owner. The conversion of this additional principal is included in the table above.

(6)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2020 by Vanguard Group Inc. reporting beneficial ownership of 7,856,566 shares as of December 31, 2019. The Schedule 13G/A indicates that Vanguard Group has sole voting power with respect to 175,269 shares, sole dispositive power with respect to 7,681,012 shares, shared voting power with respect to 11,283 shares and shared dispositive power with respect to 175,554 shares.

(7)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 7, 2020 by FMR LLC and Abigail P. Johnson reporting beneficial ownership of 6,582,410 shares as of December 31, 2019. The Schedule 13G/A reports that FMR LLC and Abigail Johnson both have sole voting power over 213,355 shares and sole dispositive power with respect to these 6,582,410 shares. The Schedule 13G/A reports that neither FMR LLC nor Abigail Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC.

(8)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. reporting beneficial ownership of 5,768,202 shares as of December 31, 2019. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 5,613,903 shares and sole dispositive power with respect to 5,768,202 shares.

(9)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2020 by Janus Henderson Group PLC reporting beneficial ownership of 4,915,313 shares as of December 31, 2019. The Schedule 13G/A indicates that Janus Henderson Group PLC has shared voting and dispositive power with respect to these 4,915,313 shares. Janus Henderson Group PLC owns Janis Capital Management LLC which as a result of its role as investment adviser or sub-adviser, Janus Capital Management LLC may be deemed to be the beneficial owner of 4,915,313 shares.

(10)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 8, 2020 by Wellington Management Group, LLC reporting beneficial ownership of 4,591,629 shares as of December 31, 2019. The Schedule 13G/A indicates that Wellington Management Group, LLC has shared voting power with respect to 4,116,071 shares and shared dispositive power with respect to 4,591,629 shares.

(11)	Consists of 88,068 shares of common stock and 1,996,025 shares underlying stock options exercisable within 60 days of April 20, 2020.
(12)	Consists of 13,024 shares underlying stock options exercisable within 60 days of April 20, 2020.
(13)	Consists of 840 shares of common stock and 195,000 shares underlying stock options exercisable within 60 days of April 20, 2020.
(14)	Consists of 470,000 shares underlying stock options exercisable within 60 days of April 20, 2020.
(15)	Consists of 18,143 shares of common stock and 141,695 shares underlying stock options exercisable within 60 days of April 20, 2020.
(16)	Consists of 1,400 shares of common stock and 85,282 shares underlying stock options exercisable within 60 days of April 20, 2020.
(17)	Consists of 1,280 shares of common stock and 144,750 shares underlying stock options exercisable within 60 days of April 20, 2020.
(18)	Consists of 3,845,936 shares of common stock, 3,213,776 shares underlying stock options exercisable within 60 days of April 20, 2020 and 5,741,283 shares issuable upon the conversion of Notes.
(19)	Consists of 2,640 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policies

Pursuant to our Code of Ethics, our executive officers, directors and employees must disclose transactions involving actual or apparent conflicts of interest, such as related person transactions, to the Chairman of the Board. Additionally, the Audit Committee is responsible for review and approval of all related person transactions in which any officer, director or stockholder has a direct or indirect interest and would be required to be disclosed under Item 404(a) of Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Item 404(a) of Regulation S-K. In reviewing related person transactions, the Audit Committee evaluates any transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which the “related person” (as defined in Item 404(a) of Regulation S-K) had, or will have, a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction. There were no related person transactions since the beginning of the Company’s last completed fiscal year that require disclosure under Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation earned in 2019 by each of the executive officers identified in the Summary Compensation Table below, who are referred to collectively as our “Named Executive Officers.” Our Named Executive Officers with respect to 2019 were:

•	Barry Quart, Pharm.D., President and Chief Executive Officer;
•	Kimberly Manhard, Executive Vice President, Drug Development;
•	John Poyhonen, Executive Vice President, Chief Commercial Officer;
•	Robert Hoffman, Chief Financial Officer and Senior Vice President, Finance; and
•	Robert Rosen, Former President.

These persons constitute our principal executive officer, our principal financial officer and our only other executive officers, all serving during 2019. Mr. Rosen retired from the Company in February 2019, and Dr. Quart assumed the role of President on Mr. Rosen’s retirement. The 2019 compensation discussion provided below includes payments that were made in 2020 when such payments related to performance in 2019.

Key highlights of the Company’s 2019 achievements include exceeding our commercial sales targets for the Chemotherapy Induced Nausea and Vomiting (“CINV”) franchise, which is comprised of CINVANTI® (aprepitant) injectable emulsion (“CINVANTI”) and SUSTOL® (granisetron) extended-release injection (“SUSTOL”); resubmitting the New Drug Application (“NDA”) for HTX-011 with the U.S. Food and Drug Administration (“FDA”); submitting the Marketing Authorisation Application (“MAA”) for HTX-011 with the European Union Medicines Agency (“EMA”); and submitting the New Drug Submission (“NDS”) for HTX-011 with Health Canada.

Compensation Philosophy and Objectives

Our goal is to provide a competitive total compensation package with significant emphasis on paying for performance. Our corporate compensation philosophy targets annual base salary and annual incentive bonus payout percentage at or near the 50th percentile of the market, and equity awards at or near the 75th percentile of the market when compared to executives with similar roles at similar organizations. We favor equity-based compensation (which, to date, consists only of stock options) and variable incentive awards over guaranteed cash compensation in order to drive accomplishments that enhance stockholder value and align the interests of our Named Executive Officers and our stockholders. This means that our Named Executive Officers will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to our corporate performance, are achieved, and the value of our stock increases. The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer-group companies. The Compensation Committee also believes that our executive compensation program is appropriate in that it is designed to incentivize our management team to achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges.

In implementing the foregoing objectives, our executive compensation program is based on three primary components: (i) base salary; (ii) annual cash incentive bonuses and (iii) equity-based compensation. The Compensation Committee believes that compensation in the form of base salary and an annual cash incentive bonus provides our Named Executive Officers with short-term rewards for success in operational performance and meeting established goals and business responsibilities, while compensation through equity awards aligns the objectives of our management team with those of our stockholders with respect to long-term performance and success. In addition, our Named Executive Officers receive benefits that are generally available to all our employees. The Compensation Committee’s process for setting compensation includes reviewing the targeted overall compensation for each Named Executive Officer and then allocating that compensation between base salary, annual cash incentive bonuses and equity-based compensation with reference to the competitive market peer-company data as well as market survey data for public companies of a similar size and market capitalization and at a similar stage of product development and business activity.

Risk Management and Mitigation

In reviewing our compensation structure in 2019, the Compensation Committee also considered whether our compensation policies and practices could affect our risk profile and whether such compensation policies and practices could potentially encourage excessive risk taking by our employees. More specifically, thought was given to the general design philosophy of our policies for employees whose conduct would be most affected by the incentives established under our compensation programs. In considering these issues, the Compensation Committee did not find that our compensation policies and other policies generally raised undue risks for the Company or potentially could encourage excessive risk taking by our employees.

With respect to cash incentive bonuses and equity-based compensation for our Named Executive Officers, the amount of an individual’s bonus or award depends principally on overall Company performance, which reduces the incentive for an individual to take undue individual risks in an effort to increase the amount of his or her cash bonus or equity award for a particular year. The Company’s performance goals are reviewed annually by the Compensation Committee at the beginning of each year to ensure that they are appropriate and would not encourage or reward excessive risk taking. Additionally, the Compensation Committee monitors Company performance periodically throughout the year and has the opportunity to intervene in the event that actions by individual employees with respect to the Company’s performance goal attainment would raise undue risk.

With respect to new hire equity awards, these awards typically vest and become exercisable over a period of four years, consisting of an initial one-year cliff vest, followed by monthly vesting. With respect to ongoing equity awards, these awards typically vest and become exercisable ratably each month over a four-year period. We believe that long-term value creation, contrasted with short-term gain, presents the best opportunity for our employees to profit from these awards. In circumstances where performance-based equity awards have been granted, the events that trigger vesting are generally estimated to be achieved at least one or more years from the grant date.

Consideration of Most Recent Stockholder Advisory Vote to Approve Named Executive Officer Compensation

In 2019, the percentage of votes cast “For” our advisory say-on-pay vote to approve the Company’s Named Executive Officer compensation was 88.8% of the total votes cast. The Board and Compensation Committee believe that our 2019 say-on-pay results are an affirmation of the effectiveness of the Company’s executive compensation program and, therefore, no changes were made to the structure and elements of the executive compensation program based on the 2019 say-on-pay vote results.

In addition to our advisory say-on-pay vote, in 2019 our stockholders were also asked to vote on the frequency of future advisory say-on-pay votes. Over 99% of the total votes cast were in support of holding future advisory say-on-pay votes every year. As a result of this overwhelming support, the Board determined that it was appropriate to continue to hold an annual advisory say-on-pay vote.

Roles in Determining Compensation

Compensation Committee

For 2019, the Compensation Committee had the responsibility of reviewing the appropriateness of the target total compensation of our Named Executive Officers. The Compensation Committee engaged in this evaluation while also considering whether the compensation program was achieving its objectives consistent with our compensation philosophy. The Compensation Committee oversaw and approved all compensation arrangements and actions for our Named Executive Officers and other key employees in 2019. While the Compensation Committee drew on a number of resources, including input from the President and Chief Executive Officer, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rested with the Compensation Committee. The members of the Compensation Committee relied on their judgment in making compensation decisions after reviewing our overall performance and evaluating each Named Executive Officer’s performance and overall contributions during the year against established goals, operational performance and business responsibilities.

Compensation Consultant

In 2019, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”), a national independent compensation advisory firm that has extensive experience with biotechnology companies and specializes in executive compensation. The directive for Compensia was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and review and analysis of competitive market data with respect to the Company’s peers in the industry. The Compensation Committee has the final authority to engage and terminate services for consultants it may engage. The decision to engage Compensia was not made or recommended by our management, and Compensia did not provide any services to us outside of its services to the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C(b)(2) of the Exchange Act and Rule 10C-1(b)(4) under the Exchange Act, has determined that the work performed by Compensia did not present any conflicts of interest.

President and Chief Executive Officer

In 2019, our President and Chief Executive Officer attended Compensation Committee meetings at which executive compensation (other than our President and Chief Executive Officer’s compensation) was discussed, and he worked with the Compensation Committee to develop compensation recommendations for the Named Executive Officers (apart from himself), based on individual experience and breadth of knowledge, internal considerations, individual performance during the relevant year and other factors deemed relevant by the Compensation Committee. The President and Chief Executive Officer’s input was one of the factors considered by the Compensation Committee in determining overall compensation for the other Named Executive Officers and other key employees. The Compensation Committee used Compensia’s analysis to formulate compensation recommendations for the President and Chief Executive Officer. Discussions regarding compensation for our President and Chief Executive Officer were held by the Compensation Committee in an executive session.

Competitive Market Review

In 2019, the Compensation Committee retained Compensia to assist with identifying a group of peer companies within the biotechnology/biopharmaceutical industry with similar identified characteristics to our Company to be used to assess compensation levels for the top senior management positions and non-employee directors. Compensia was involved with the process of selecting an appropriate peer group for our Company and in collecting and analyzing compensation data of the companies within our peer group. In addition, for some positions, we reviewed other broader market surveys within our industry. While we do not establish compensation levels based solely on comparative data, pay practices at other companies are an important factor that are considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

In developing the peer group for 2019, the criteria that were used to identify the peer companies were market capitalization (ranging from $1.2 billion to $2.5 billion) and current stage of product development or business activity (at the commercialization stage or close to potential commercialization). The 17 companies in the peer group for 2019 are listed below.

Agios Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.
Akcea Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
Amicus Therapeutics, Inc.	Pacira Biosciences, Inc.
Coherus BioSciences, Inc.	Portola Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated	PTC Therapeutics, Inc.
Enanta Pharmaceuticals, Inc.	Radius Health, Inc.
Halozyme Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Insmed Incorporated	Ultragenyx Pharmaceutical Inc.
Intercept Pharmaceuticals, Inc.

While the Compensation Committee reviewed compensation data pertaining to these companies, it determined that elements such as the Company’s diversity of clinical development activities and the level of executive experience should also be significant factors in assessing compensation levels.

Compensation Elements

Base Salary

Named Executive Officer base salaries are based on job responsibilities, accountability and the experience of the individual. For 2019, the Compensation Committee sought to implement a policy of targeting base salaries for our Named Executive Officers, including the President and Chief Executive Officer, at or near the 50th percentile of salaries of named executive officers with similar roles at similar organizations, based on its review of competitive market data. In its assessment of named executive officer compensation levels, Compensia provided an analysis that confirmed, using the Company’s 2019 peer group and broader industry and market survey data for life sciences companies, that our Named Executive Officer base salaries and target total cash compensation approximated the 50th percentile. Through review of the data provided, the Compensation Committee determined that base salaries for the Named Executive Officers appeared to be generally aligned with our compensation philosophy as described above.

More specifically, during its review of base salaries for our Named Executive Officers, the Compensation Committee primarily considered:

•	market data drawn from publicly available industry surveys;
•

compensation data for companies in our 2019 peer group discussed above, which are of a similar size and range of market capitalization and at a similar stage of product development or business activity (i.e., commercial-stage and product development companies);

•	individual performance of each Named Executive Officer during the year, including achievements and overall contribution to the Company’s growth and business success; and
•	an internal review of each Named Executive Officer’s overall compensation relative to other executives at a similar level in the Company.

The Compensation Committee considered these factors in the aggregate, without assigning weight to any specific factor.

Base salary levels are typically considered annually as part of our performance review process, as well as on promotion or other change in job responsibilities. Merit increases are awarded based on the Compensation Committee’s overall review of a Named Executive Officer’s performance of his or her job responsibilities. In addition, base salaries are reviewed annually for comparability with market practices. Market adjustments generally are reserved for those whose base salaries are substantially below market. In December 2019, the Board approved the following base salary increases for 2020 based on performance during 2019:

Executive	Principal Position	2019 Base Salary	Base Salary Increase %	Adjusted Salary For 2020
Barry Quart, Pharm.D.	President and Chief Executive Officer	$638,991	2.0%	$651,770
Kimberly Manhard	Executive Vice President, Drug Development	$490,136	2.0%	$499,939
John Poyhonen	Executive Vice President, Chief Commercial Officer	$490,000	1.0%	$494,901
Robert Hoffman	Chief Financial Officer and Senior Vice President, Finance	$388,714	12.0%	$435,360
Robert Rosen	Former President	$638,991	—	$—

These salary adjustments were effective commencing with the first pay period in 2020 and were generally in line with merit increases across the Company. Mr. Hoffman’s salary increase included a market adjustment due to his salary being below market benchmarks and Mr. Poyhonen’s salary increase was pro-rated due to his mid-year hire date. Mr. Rosen did not receive a base salary adjustment as he retired from the Company prior to year-end.

Annual Cash Incentive Bonus

The Compensation Committee, consistent with the overall corporate philosophy of maintaining target total cash compensation for our Named Executive Officers at or near the 50th percentile when compared to named executive officers with similar roles at similar organizations, reviewed the target annual cash incentive bonus payouts for the Named Executive Officers based on peer group and broader industry and market survey data. The target annual incentive bonus amount is set at a level based on the Named Executive Officer’s accountability and potential impact on the Company’s performance. Accordingly, the more control and accountability that a Named Executive Officer has over the Company’s performance, the greater the percentage of that Named Executive Officer’s total target cash compensation is dependent on annual performance-based cash bonus awards.

The target annual cash incentive bonus payout percentages for 2019 set at the beginning of the year were as follows: 60% of base salary for Dr. Quart; 50% of base salary for Mr. Poyhonen; 50% of base salary for Ms. Manhard; and 40% of base salary for Mr. Hoffman. The target annual cash incentive bonus payout percentages for 2019 were based solely on the achievement of corporate performance goals. These target percentages were unchanged from 2018.

In determining the actual annual cash incentive bonus payout for our Named Executive Officers, the Named Executive Officer’s annual base salary is multiplied by his or her target annual incentive bonus payout percentage, which is then multiplied by the corporate performance percentage approved by the Compensation Committee or Board based on the achievement of corporate performance goals.

For annual cash incentive bonuses for our Named Executive Officers, a minimum overall goal achievement of greater than or equal to 50% is required for any performance-based cash bonus to be earned. The target annual cash incentive bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target annual cash incentive bonus for that goal may be awarded. Accordingly, for each Named Executive Officer in 2019, there was the potential to receive up to 150% of his or her overall target annual cash incentive bonus payout. The Compensation Committee retains broad discretion to modify our target corporate performance goals at any time, including the methodology for calculating the specific bonus amounts. The Compensation Committee may also, in its sole discretion, determine to either increase annual cash incentive bonus payouts for extraordinary achievement or to reduce payouts if economic and business conditions warrant.

Our corporate goals are collectively designed to emphasize success with respect to our diverse business efforts and encourage our Named Executive Officers to support each goal as a multi-disciplinary function. For 2019, our corporate goals were a combination of the following: (1) exceeding certain commercial sales targets for the CINV franchise; (2) obtaining approval for the NDA for HTX-011 from the FDA; (3) submitting for marketing approval for HTX-011 in certain markets outside the United States; (4) completing certain pre-commercialization efforts for HTX-011; and (5) financing goals, including adhering to an on-target budget. Although these goals were assigned weights, the Compensation Committee’s analysis of the level of achievement for each goal was subjective and the goals were considered in the aggregate, without a formulaic evaluation. In the aggregate, the Compensation Committee determined that overall, the corporate performance goals had been achieved at a level of 80%.

Performance-based cash bonuses for each Named Executive Officer were approved based on the achievement of corporate performance goals and, therefore, paid at 80% of their target annual cash incentive bonus amount, corresponding to payouts as follows with Mr. Poyhonen’s bonus representing a pro-rated amount based on his service with the Company during 2019. The cash bonus for Mr. Rosen was paid in connection with his retirement from the Company and in accordance with the terms of his executive employment agreement.

Executive	Principal Position	2019 Annual Cash Incentive Bonus
Barry Quart, Pharm.D.	President and Chief Executive Officer	$306,715
Kimberly Manhard	Executive Vice President, Drug Development	$196,054
John Poyhonen	Executive Vice President, Chief Commercial Officer	$90,751
Robert Hoffman	Chief Financial Officer and Senior Vice President, Finance	$124,388
Robert Rosen	Former President	$383,395

Equity-Based Compensation

Our equity-based compensation program is designed to promote high performance and achievement of corporate goals by employees on a long-term basis, encourage the growth of stockholder value and allow employees to participate in the long-term success of the Company. Under the Amended and Restated 2007 Equity Incentive Plan, the Board (or a committee thereof, including the Compensation Committee) may grant stock options, shares of stock, restricted stock units, stock appreciation rights and performance awards. In granting these equity awards, the Board (or a committee thereof, including the Compensation Committee) may establish any conditions or restrictions it deems appropriate.

To date, we have granted equity awards to our Named Executive Officers and other employees in the form of stock options. By using stock options, the Compensation Committee has provided the members of the management team with a significant equity stake in our Company, which we believe aligns the long-term interests of the management team with our stockholders. Because a financial gain from stock options is only possible if the market price of the Company’s common stock increases over time, the Compensation Committee believes that option grants motivate our Named Executive Officers and other employees to deliver superior performance and focus on behaviors and initiatives that lead to long-term value creation, which benefits all of our stockholders.

Stock option award levels are based on option grant guidelines approved by the Board or the Compensation Committee and vary among employees based on their level within the Company and their individual performance. Annual awards of stock options to Named Executive Officers are made as part of the annual review of Named Executive Officer performance, which typically occurs around year-end. Newly hired or promoted executives receive their award of stock options on their date of hire or promotion. For 2019, the Compensation Committee targeted stock option award levels for our Named Executive Officers, including the President and Chief Executive Officer, between the 60th and 75th percentile of long-term incentive awards of executives with similar roles at similar organizations, based on a review of competitive market data. The Compensation Committee, in line with the Company’s philosophy to encourage long-term value creation, elected to emphasize the equity portion of each Named Executive Officer’s overall target total direct compensation opportunity by benchmarking above the 50th percentile for this compensation element. The grant of options by the Company is unrelated to any anticipated major announcements made by the Company and is not influenced by any material, non-public information that may exist at the time of grant.

In December 2019, annual equity awards were granted to each of our Named Executive Officers, who were then employed by the Company, after consideration to the performance and achievements by each Named Executive Officer during 2019 and their future anticipated impact on the success of the organization. Annual equity awards vest ratably each month over a four-year period. In determining the appropriate value of each of these awards, the Compensation Committee used the market analysis and peer group data developed with the assistance of Compensia, as discussed above. With respect to each Named Executive Officer, the peer-group data and survey data for companies in our industry with similar market capitalization was used to help set the appropriate value of the grant using the Black-Scholes option pricing model. Mr. Poyhonen’s stock option award was pro-rated for his partial year of service in 2019 and also included a new hire grant of 300,000 shares that was made as an inducement to cause Mr. Poyhonen to join the Company as an employee. Mr. Rosen did not receive a stock option grant award due to his retirement from the Company prior to year-end.

Executive	Principal Position	Stock Option Award	Grant Date Fair Value
Barry Quart, Pharm.D.	President and Chief Executive Officer	325,000	$4,916,373
Kimberly Manhard	Executive Vice President, Drug Development	120,000	$1,815,276
John Poyhonen	Executive Vice President, Chief Commercial Officer	355,562	$4,211,063
Robert Hoffman	Chief Financial Officer and Senior Vice President, Finance	100,000	$1,512,730
Robert Rosen	Former President	—	$—

Employee Benefit Programs

The Named Executive Officers are eligible to participate in the Company’s health, welfare, paid time-off, retirement savings and employee stock purchase benefit programs on the same terms as are available to other employees. These benefit programs are designed to enable the Company to attract and retain its workforce in a competitive marketplace. The retirement savings plan helps employees save and prepare financially for retirement. Our Employee Stock Purchase Plan (“ESPP”) provides employees with an opportunity for increased equity ownership in the Company. Other than these benefits generally available to all employees, Named Executive Officers do not receive any other benefits or perquisites.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the Named Executive Officers, are able to contribute the lesser of 100% of their annual compensation (as defined) or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a pre-tax basis. In 2019, we matched employee contributions to the 401(k) Plan in an amount equal to 50% of each participant’s contribution during the plan year, up to a maximum amount equal to the lesser of either: (a) 3% of each participant’s annual compensation; or (b) $8,400.

Our ESPP allows employees, including the Named Executive Officers, to voluntarily purchase common stock under the ESPP twice per calendar year (up to 10% of each employee’s base salary, hourly compensation and any cash bonus paid, subject to certain limitations) over the six-month offering period at 85% of the fair market value of the common stock at specified dates.

Employment and Separation Arrangements

We have entered into employment agreements with each Named Executive Officer, the terms of which provide, among other things, for certain termination and change-in-control payments and benefits. Our Board approved the termination and change-in-control payments and benefits in order to maintain market-competitive compensation practices and to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development, where the possibility exists that we may be acquired if our business efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer. We do not provide any of our Named Executive Officers with gross-up protection for “golden parachute” excise taxes in any of these arrangements.

A summary of the terms of each of the arrangements we have with each Named Executive Officer who is currently employed by the Company and the potential value of the payments and benefits on termination of employment or change in control is provided in this Proxy Statement under the headings “Employment Arrangements” and “Payments on Termination or Change in Control.”

Tax Considerations

In making compensation decisions affecting our Named Executive Officers, the Compensation Committee considers our ability to deduct, under applicable federal corporate income tax law, compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code (the “Code”), which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers.

Compensation paid to certain of our executive officers in excess of $1.0 million will not be deductible unless it qualifies for certain transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even if such compensation results in non-deductible expenses under applicable law.

Trading Policy

We maintain an Insider Trading and Trading Window Policy that, among other things, prohibits our officers, including our Named Executive Officers, directors and employees from engaging in short sales, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our common stock. The policy does not provide for exceptions from these rules.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our Named Executive Officers or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our shares of common stock through the receipt of equity awards and/or open market purchases, as the case may be. We strive to design our compensation program to stress long-term ownership in Company equity as the means of best aligning the interests of our Named Executive Officers with those of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation

Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Craig Johnson, Chairman
Stephen Davis Kevin Tang

Summary Compensation Table

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to us by our Named Executive Officers during the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Barry Quart, Pharm.D.(3)	2019	$638,991	$4,916,373	$306,715	$8,400	$5,870,479
President and Chief Executive Officer	2018	$614,414	$4,815,660	$552,973	$8,250	$5,991,297
	2017	$596,518	$3,391,524	$246,958	$8,100	$4,243,100

Kimberly Manhard(3)	2019	$490,136	$1,815,276	$196,054	$8,400	$2,509,866
Executive Vice President,	2018	$466,796	$1,605,220	$350,097	$8,250	$2,430,363
Drug Development	2017	$453,200	$1,312,848	$156,354	$8,100	$1,930,502

John Poyhonen(4)	2019	$216,731	$4,211,063	$90,751	$6,219	$4,524,764
Executive Vice President,	2018	$—	$—	$—	$—	$—
Chief Commercial Officer	2017	$—	$—	$—	$—	$—

Robert Hoffman(3)	2019	$388,714	$1,512,730	$124,388	$8,400	$2,034,232
Chief Financial Officer and	2018	$357,438	$1,139,706	$214,463	$8,027	$1,719,634
Senior Vice President, Finance	2017	$235,577	$1,972,207	$68,425	$3,635	$2,279,844

Robert Rosen (5)	2019	$78,645	$—	$—	$1,022,386	$1,101,031
Former President	2018	$614,414	$4,815,660	$552,973	$—	$5,983,047
	2017	$596,518	$3,391,524	$246,958	$—	$4,235,000

(1)

This column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 for stock options granted to the Named Executive Officers in 2019, 2018 and 2017. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 9 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts reflect the grant date fair value for these stock options and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers. For additional information on stock options awarded to the Named Executive Officers in 2019 and in prior years, see below under “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

(2)

The amounts listed represent cash awards earned for the year under the Company’s annual cash incentive bonus program. For additional information regarding the annual cash incentive bonus program, see above under “Compensation Discussion and Analysis-Compensation Elements-Annual Cash Incentive Bonus.”

(3)

The grant date fair value of the equity awards granted in 2019, as reflected under “Option Awards,” represents an annual grant for 2019 services awarded in December 2019. “All Other Compensation” listed for 2019 represents our matching contributions on behalf of the named individuals to our 401(k) Plan.

(4)

Mr. Poyhonen was appointed Executive Vice President, Chief Commercial Officer in July 2019. Pursuant to his executive employment agreement, his annual base salary was $490,000. The grant date fair value of the equity awards granted in 2019, as reflected under “Option Awards,” represents a new hire grant that was made as an inducement to cause Mr. Poyhonen to join the Company as an employee, as well as an annual grant for 2019 services awarded in December 2019. “All Other Compensation” listed for 2019 represents our matching contributions on behalf of the named individuals to our 401(k) Plan.

(5)

Mr. Rosen retired from the Company on February 5, 2019. Mr. Rosen was not awarded an annual grant for 2019. “All Other Compensation” listed for 2019 includes severance of $1,022,386 which consists of an amount equal to his annual base salary of $638,991 and an amount equal to his target performance bonus of $383,395.

Grants of Plan-based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Minimum	Target	Maximum	All Other Option Awards: Number of Securities Underlying Options Granted		Exercise Price of Option Awards ($/Share)	Grant-date Fair Value of Stock and Option Awards(2)
Current Named Executive Officers:
Barry Quart, Pharm.D.		$191,698	$383,395	$575,092
	12/19/2019				325,000	(3)	$25.02	$4,916,373
Kimberly Manhard		$122,534	$245,068	$367,602
	12/19/2019				120,000	(3)	$25.02	$1,815,276
John Poyhonen		$122,500	$245,000	$367,500
	07/15/2019				300,000	(4)	$18.29	$3,370,560
	12/19/2019				55,562	(3)	$25.02	$840,503
Robert Hoffman		$77,743	$155,486	$233,228
	12/19/2019				100,000	(3)	$25.02	$1,512,730
Former Named Executive Officers:
Robert Rosen			$383,395
					—		$—	$—

(1)

This column reflects the target and maximum amounts payable for annual cash incentive bonuses. A minimum overall goal achievement of greater than or equal to 50% is required for the Compensation Committee to determine that any amount is payable. The target annual cash incentive bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target annual cash incentive bonus for that goal could be awarded. The Compensation Committee determined that the corporate goal achievement was 80% for the year ended December 31, 2019. For additional information regarding the annual cash incentive bonus program, see above under “Compensation Discussion and Analysis-Compensation Elements-Annual Cash Incentive.”

(2)

This column reflects the aggregate grant date fair value of equity awards granted in 2019 and calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the stock options and awards can be found under Note 9 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	Options vest monthly over a four-year period.
(4)

Options vest over four years, with 75,000 shares vesting on the first anniversary of Mr. Poyhonen’s date of employment, and then with respect to the remaining 225,000 shares on a ratable monthly basis over the next three years.

Outstanding Equity Awards as of December 31, 2019 Table

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at December 31, 2019:

	Option Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Current Named Executive Officers:
Barry Quart, Pharm.D.	37,091	—		$12.60	06/18/2012	06/18/2022
	710,601	—		$7.20	05/01/2013	05/01/2023
	136,666	—	(1)	$9.00	01/03/2014	01/03/2024
	250,000	—	(1)	$9.05	12/12/2014	12/12/2024
	250,000	—	(1)	$29.41	12/22/2015	12/22/2025
	232,500	77,500	(1)	$13.00	12/21/2016	12/21/2026
	155,000	155,000	(1)	$17.00	12/18/2017	12/18/2027
	75,000	225,000	(1)	$24.97	12/15/2018	12/15/2028
	—	325,000	(1)	25.02	12/19/2019	12/19/2029

Kimberly Manhard	1,584	—		$29.41	12/22/2015	12/22/2025
	293,750	6,250	(2)	$20.69	01/28/2016	01/28/2026
	28,416	30,000	(1)	$13.00	12/21/2016	12/21/2026
	60,000	60,000	(1)	$17.00	12/18/2017	12/18/2027
	25,000	75,000	(1)	$24.97	12/15/2018	12/15/2028
	—	120,000	(1)	$25.02	12/19/2019	12/19/2029

John Poyhonen	32,000	—		$8.80	01/10/2014	01/10/2024
	19,500	—		$9.05	12/12/2014	12/12/2024
	19,500	—		$29.41	12/22/2015	12/22/2025
	19,500	—		$13.00	12/21/2016	12/21/2026
	19,500	—		$17.00	12/18/2017	12/18/2027
	24,750	—		$24.97	12/15/2018	12/15/2028
	—	300,000	(3)	$18.29	07/15/2019	07/15/2029
	—	55,562	(1)	$25.02	12/19/2019	12/19/2029

Robert Hoffman	56,667	43,333	(4)	$15.30	04/24/2017	04/24/2027
	28,334	28,333	(1)	$17.00	12/18/2017	12/18/2027
	17,750	53,250	(1)	$24.97	12/15/2018	12/15/2028
	—	100,000	(1)	$25.02	12/19/2019	12/19/2029
Former Named Executive Officer:
Robert Rosen	70,000	—		$7.20	05/01/2013	02/05/2020

(1)	Options vest monthly over a four-year period.
(2)

Options vest over four years, with 75,000 shares vesting on the first anniversary of Ms. Manhard’s date of employment, and then with respect to the remaining 225,000 shares on a ratable monthly basis over the next three years.

(3)

Options vest over four years, with 75,000 shares vesting on the first anniversary of Mr. Poyhonen’s date of employment, and then with respect to the remaining 225,000 shares on a ratable monthly basis over the next three years.

(4)

Options vest over four years, with 32,500 shares vesting on the first anniversary of Mr. Hoffman’s date of employment, and then with respect to the remaining 97,500 shares on a ratable monthly basis over the next three years.

Option Exercises Table

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options during 2019 by each of the Named Executive Officers.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Current Named Executive Officers:
Barry Quart, Pharm.D.	—	$—
Kimberly Manhard	24,000	312,000
John Poyhonen	—	—
Robert Hoffman	—	—
Former Named Executive Officer:
Robert Rosen	1,505,956	21,866,166

(1)

Amounts shown do not reflect amounts actually received by the named individuals. The value realized on exercise is equal to the difference between the option exercise price and the closing price of our shares of common stock on the date of exercise, multiplied by the number of shares subject to the option exercise, regardless of whether the individual actually sold any of the shares received on exercise or the amount received in connection with any such sale, and without taking into account any taxes that may be payable in connection with the transaction.

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans

We do not maintain either a non-qualified defined contribution or non-qualified deferred compensation plan.

Potential Payments on Termination or Change in Control

Employment Arrangements

Below are descriptions of the material terms of the employment arrangements entered into with our current Named Executive Officers.

Barry Quart, Pharm.D.

In connection with his appointment as Chief Executive Officer, the Company entered into an executive employment agreement with Barry Quart, Pharm.D. on May 1, 2013 (“Quart Agreement”). Certain provisions of the Quart Agreement were amended by the Compensation Committee in April 2015. The Quart Agreement initially provided Dr. Quart with a base salary of $525,000 annually, which was raised to $540,750 annually for 2014, to $551,565 annually for 2015, to $579,143 annually for 2016, to $596,518 annually for 2017, to $614,414 annually for 2018, to $638,991 annually for 2019 and to $651,770 annually for 2020. Dr. Quart was also initially eligible for an annual target cash incentive bonus in an amount equal to 55% of his base salary, which was increased to 60% of his base salary effective beginning with the 2016 annual cash incentive bonus.

Additionally, the Quart Agreement, as amended, provides that if Dr. Quart’s employment is terminated by the Company without “Cause,” or by Dr. Quart for “Good Reason” (each as defined in the Quart Agreement), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares that would have vested accordingly had he continued employment with the Company for a period of 12 months after termination (which includes partial accelerated vesting of awards subject to time-vesting, but does not include awards that remain subject to performance criteria as of the date of termination). The Company also agreed to reimburse for, or continue to pay, for health care benefits during the 18 months after the date of termination, or, if sooner, such date when he is no longer eligible for such benefits under applicable law. Per the Quart Agreement, in the event Dr. Quart’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined in the Quart Agreement) of the Company, then, in lieu of the above benefits, Dr. Quart would be entitled to receive: (i) a lump sum payment equal to 150% of his annual base salary then in effect, less required deductions and withholdings; and (ii) the greater of his target performance bonus then in effect or his performance bonus paid in the year preceding the year in which termination occurs, in each case, less required deductions and withholdings; and (iii) reimbursement for or continued payment of health care benefits during the 18 months after the date of termination, or such earlier date when he is no longer eligible for such benefits under applicable law. In addition, on the closing of a Change in Control transaction, Dr. Quart is entitled to immediate vesting of 100% of any outstanding and unvested performance-based equity awards and immediate vesting of 50% of any outstanding and unvested time-based equity awards. Following the closing of any such Change in Control, the remaining 50% of time-based equity awards are eligible to vest on the earlier of: (a) Dr. Quart’s qualifying involuntary termination of employment; or (b) six months following the completion of the Change in Control subject to his voluntary continued employment through such date.

Kimberly Manhard

In connection with her appointment as Executive Vice President, Drug Development on January 28, 2016, the Company entered into an executive employment agreement with Kimberly Manhard (“Manhard Agreement”). The Manhard Agreement initially provided Ms. Manhard with a base salary of $440,000 annually, which was increased to $453,200 annually for 2017, to $466,796 annually for 2018, to $490,136 annually for 2019 and to $499,939 annually for 2020. Ms. Manhard is also eligible for an annual target incentive bonus in an amount equal to 50% of her base salary.

Additionally, the Manhard Agreement provides that if Ms. Manhard’s employment is terminated by the Company without “Cause,” or by Ms. Manhard for “Good Reason” (each as defined in the Manhard Agreement), then she shall be entitled to receive: (i) a lump-sum payment equal to the sum of her annual base salary then in effect and her target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had she continued employment with the Company for a period of 12 months after termination. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination, or such date when she is no longer eligible for such benefits under applicable law. In the event Ms. Manhard’s employment is terminated by the Company without Cause, or if she resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined in the Manhard Agreement) of the Company, then, in lieu of the above benefits, Ms. Manhard shall be entitled to receive: (i) a lump-sum payment equal to her annual base salary then in effect, less required deductions and withholdings; (ii) the greater of her target performance bonus then in effect or her performance bonus paid in the year preceding the year in which termination occurs, in each case, less required deductions and withholdings; and (iii) accelerated vesting of 100% of any outstanding and unvested stock awards held by Ms. Manhard at such time (including both time-based and performance-based stock awards). The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination following a Change in Control, or such date when she is no longer eligible for such benefits under applicable law.

John Poyhonen

In connection with his appointment as Executive Vice President, Chief Commercial Officer on July 15, 2019, the Company entered into an executive employment agreement with John Poyhonen (“Poyhonen Agreement”). The Poyhonen Agreement initially provided Mr. Poyhonen with a base salary of $490,000 annually, which was increased to $494,901 annually for 2020. Mr. Poyhonen is also eligible for an annual target incentive bonus in an amount equal to 50% of his base salary.

Additionally, the Poyhonen Agreement provides that if Mr. Poyhonen’s employment is terminated by the Company without “Cause,” or by Mr. Poyhonen for “Good Reason” (each as defined in the Poyhonen Agreement), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of 12 months after termination. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Mr. Poyhonen’s employment is terminated by the Company without Cause, or by Mr. Poyhonen for Good Reason at any time on or after the first anniversary of his hire date, the Company shall provide only the accelerated vesting of stock awards and health insurance benefits specified above. In the event Mr. Poyhonen’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined in the Poyhonen Agreement) of the Company, then, in lieu of the above benefits, Mr. Poyhonen shall be entitled to receive: (i) a lump-sum payment equal to his annual base salary then in effect, less required deductions and withholdings; (ii) the greater of his target performance bonus then in effect or his performance bonus paid in the year preceding the year in which termination occurs, in each case, less required deductions and withholdings; and (iii) accelerated vesting of 100% of any outstanding and unvested stock awards held by Mr. Poyhonen at such time (including both time-based and performance-based stock awards). The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination following a Change in Control, or such date when he is no longer eligible for such benefits under applicable law.

Robert Hoffman

In connection with his appointment as Chief Financial Officer and Senior Vice President, Finance, the Company entered into an executive employment agreement with Robert Hoffman on April 24, 2017 (“Hoffman Agreement”). The Hoffman Agreement initially provided Mr. Hoffman with a base salary of $350,000 annually, which was increased to $357,438 annually for 2018, to $388,714 annually for 2019 and to $435,360 annually for 2020. Mr. Hoffman is also eligible for an annual cash incentive bonus in an amount equal to 40% of his base salary

Additionally, the Hoffman Agreement provides that if Mr. Hoffman’s employment is terminated by the Company without “Cause,” or by Mr. Hoffman for “Good Reason” (each as defined in the Hoffman Agreement), then he shall be entitled to receive: (i) a lump-sum payment equal to the sum of his annual base salary then in effect and his target performance bonus then in effect, less required deductions and withholdings; and (ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had he continued employment with the Company for a period of 12 months after termination. The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination, or such date when he is no longer eligible for such benefits under applicable law. In the event Mr. Hoffman’s employment is terminated by the Company without Cause, or if he resigns for Good Reason within three months before, or within 18 months following, a Change in Control (as defined in the Hoffman Agreement) of the Company, then, in lieu of the above benefits, Mr. Hoffman shall be entitled to receive: (i) a lump-sum payment equal to his annual base salary then in effect, less required deductions and withholdings; (ii) the greater of his target performance bonus then in effect or his performance bonus paid in the year preceding the year in which termination occurs, in each case, less required deductions and withholdings; and (iii) accelerated vesting of 100% of any outstanding and unvested stock awards held by Mr. Hoffman at such time (including both time-based and performance-based stock awards). The Company also agreed to reimburse for, or continue to pay for, health care benefits during the 12 months after the date of termination following a Change in Control, or such date when he is no longer eligible for such benefits under applicable law.

The descriptions of executive employment agreements provided above under the heading “Employment Arrangements” set forth the potential payments on termination or change in control for our current Named Executive Officers. The following table sets forth information regarding potential payments that would have been made to our Named Executive Officers, other than Mr. Rosen, on various termination or change in control events assuming such events occurred as of December 31, 2019.

	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Within Three Months Before or 18 Months After a Change in Control	Change in Control (absent a qualifying termination)
Barry Quart, Pharm.D.
Severance(1)	$1,042,833	$1,530,629	$—
Benefit continuation	40,519	40,519	—
Accelerated vesting of stock awards(2)	1,317,500	1,821,250	1,821,250
Total	$2,400,852	$3,392,398	$1,821,250
Kimberly Manhard
Severance(1)	$749,908	$850,036	$—
Benefit continuation	38,712	38,712	—
Accelerated vesting of stock awards(2)	527,563	722,563	—
Total	$1,316,183	$1,611,311	$—
John Poyhonen
Severance(1)	$742,351	$742,351	$—
Benefit continuation	27,013	27,013	—
Accelerated vesting of stock awards(2)	553,563	1,563,000	—
	$1,322,927	$2,332,364	$—
Robert Hoffman
Severance(1)	$609,503	$649,823	$—
Benefit continuation	38,713	38,713	—
Accelerated vesting of stock awards(2)	358,579	539,495	—
Total	$1,006,795	$1,228,031	$—

(1)	The severance amount includes salary and cash bonus payouts, based on the terms of the Named Executive Officer’s executive employment agreement.
(2)

Represents the value of in-the-money unvested stock options that would have accelerated if the applicable event occurred on December 31, 2019 based on the difference between the closing price of our shares of common stock of $23.50 on December 31, 2019 and the exercise price of the respective options.

Robert Rosen

Upon Mr. Rosen’s retirement from the Company in February 2019, Mr. Rosen was eligible to receive a lump sum payment of $1,022,386 which consisted of an amount equal to his annual base salary of $638,991 and an amount equal to his target performance bonus of $383,395. Mr. Rosen was also eligible for the continuation of benefits for a period of 18 months and 12 months of accelerated stock option vesting. In addition, Mr. Rosen remained eligible for vesting of certain performance-based stock options based on the achievement of a commercial milestone, which vested in August 2019. His outstanding, vested performance-based stock options remained exercisable for 6 months following the vest date. Mr. Rosen signed a release prior to receiving any retirement benefits.

CEO Pay Ratio

As required in Item 402(u) of Regulation S-K under the Exchange Act, the Company must disclose the ratio of the annual total compensation of the Chief Executive Officer (“CEO”) to that of the median-paid employee (“CEO Pay Ratio”). Annual total compensation consists of base salary, annual cash incentive bonus, grant-date fair value of equity awards and all other compensation earned. For the year ended December 31, 2019:

•	the annual total compensation of the median-paid employee was $408,623; and
•	the annual total compensation of Barry Quart, Pharm.D., our CEO, was $5,870,479.

The CEO Pay Ratio was 14:1. The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. We identified the median-paid employee based on the Company’s employee population as of December 31, 2019. To identify the median-paid employee, we calculated the annual compensation of each of the 229 employees who were employed as of December 31, 2019, excluding the CEO, as the sum of: (1) base salary in 2019, which is either the annual salary for salaried employees or the estimated annual salary for hourly employees; (2) target annual cash incentive bonus for 2019; and (3) grant-date fair value of equity awards granted in 2019, computed in accordance with ASC Topic 718. Retirement and other benefits were not included in this calculation. We then selected the employee who was at the median of this population, whose annual total compensation is reflected above to calculate the CEO Pay Ratio.

CEO Pay Ratios for those of our peer companies who have disclosed them as of the Record Date are set forth in the table below. The average CEO Pay Ratio for our peer companies listed below is 27:1.

Peer Company	Reported CEO Pay Ratio
Agios Pharmaceuticals, Inc.	62:1
Insmed Incorporated	30:1
Intercept Pharmaceuticals, Inc.	28:1
Halozyme Therapeutics, Inc.	25:1
Radius Health, Inc.	22:1
Enanta Pharmaceuticals, Inc.	17:1
Portola Pharmaceuticals, Inc.	15:1
Coherus BioSciences, Inc.	14:1
Heron Therapeutics, Inc.	14:1

Director Compensation

Our employee directors do not receive any compensation for their service as members of our Board.

In 2019, the Board engaged Compensia to conduct an assessment of our Board compensation program as compared to the same peer group used for purposes of reviewing our executive compensation program. The annual cash retainer paid to non-employee members of our Board for general service approximates the 50th percentile of our peer companies and the annual equity-based compensation of our Board for general board service is below the 25th percentile of our peer companies. Our Board compensation program differs from many peer companies in that pay for participating on committees of the Board is provided solely through stock option grants instead of cash retainers. The use of stock option grants further enhances our non-employee Board members’ long-term equity stake in the Company. Moreover, because the realization of financial gain from stock option grants is conditioned on the continued increase of the price of the Company’s common stock, the Company believes that stock option grants encourage our directors to engage in behaviors and implement initiatives that lead to long-term value creation that benefits all of the Company’s stockholders. Our average total direct compensation per director, including remunerations for committee service, approximates the 25th percentile.

The Board approved the following compensation for non-employee directors for 2019:

Cash Compensation

Annual Board Cash Retainer (paid in quarterly installments)	$50,000
Monthly Pain Committee Retainer	$12,500

Equity-Based Compensation (shares underlying options)

Board Grants	Shares (#)
Initial Option Grant(1)	25,000
Annual Option Grant(2)	12,500

Committee Grants(3)	Shares (#)
Audit Committee Chair	5,000
Audit Committee Member (non-chair)	3,000
Compensation Committee Chair	4,000
Compensation Committee Member (non-chair)	2,000
Governance Committee Chair	2,500
Governance Committee Member (non-chair)	1,500

(1)	Options vest and become exercisable monthly over a four-year period from the date of grant.
(2)	Options vest and become exercisable monthly over a 12-month period from the date of grant.
(3)

Our non-employee directors receive an initial committee grant, as well as an annual committee grant. Both grants are based on the amounts listed above in the table. The initial committee option grants vest and become exercisable monthly over a four-year period from the date of grant. The annual committee option grants vest and become exercisable monthly over a 12-month period from the date of grant.

The following table includes compensation for services provided by our non-employee directors for the year ended December 31, 2019:

Directors(1)	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Craig Johnson	$50,000	$335,253	$385,253
Christian Waage	$50,000	$247,795	$297,795
John Poyhonen(3)	$107,547	$—	$107,547
Kevin Tang(4)	$—	$247,795	$247,795
Stephen Davis(5)	$12,500	$498,773	$511,273

(1)

The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2019 was as follows: 206,500 shares for Mr. Johnson, 94,125 shares for Mr. Waage, 490,312 shares for Mr. Poyhonen, 176,500 shares for Mr. Tang and 41,250 shares for Mr. Davis.

(2)

This column reflects the aggregate grant date fair value of equity awards granted in 2019 and calculated in accordance with FASB ASC 718. The assumptions used in our Annual Report on Form 10-K for the year ended December 31, 2019. The “Option Awards” column includes the grant date fair value of the awards granted on December 19, 2019 for 2020 board service.

(3)

Mr. Poyhonen was appointed to the Pain Committee in December 2018. The Pain Committee was discontinued in July 2019 when Mr. Poyhonen was appointed as the Company’s Executive Vice President, Chief Commercial Officer. The amount included in “Fees Earned” represents the annual board retainer for 2019 services as a director and the monthly Pain Committee retainer.

(4)	Mr. Tang waived receipt of all annual cash retainers for the year ended December 31, 2019.
(5)

Mr. Davis was appointed to the board in October 2019. The amount included in “Fees Earned or Paid in Cash” represents the pro-rated annual board retainer for 2019 services as a director. The amount included in “Option Awards” represents Mr. Davis’ new board member grant, as well as the annual grant for 2020 board services.

Equity-Based Compensation Plan Information

The table below discloses information as of December 31, 2019 with respect to our equity-based compensation plans that have been approved by stockholders and equity-based compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity-Based Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity-based compensation plans approved by security holders:
Stock option and award plans(1)	15,607,748	$21.34	4,971,026
Employee stock purchase plan(2)	—	—	370,091
Equity-based compensation plans not approved by security holders(3)	1,056,892	$7.65	—
Total	16,664,640	$20.47	5,341,117

(1)

Includes the Amended and Restated 2007 Equity Incentive Plan. See a description of this plan under Note 9 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Includes the 1997 Employee Stock Purchase Plan. See a description of this plan under Note 9 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3)

Non-qualified options issued outside of the stockholder approved equity plans are governed in all respects by terms as if granted under the Amended and Restated 2007 Equity Incentive Plan. See description of the stock option plans under Note 9 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversaw our accounting and financial reporting processes during the year ended December 31, 2019, as well as the audit of the Company’s financial statements for the year ended December 31, 2019. In addition, the Audit Committee was responsible for evaluating and overseeing the Company’s independent registered public accounting firm.

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.herontx.com. The current members of the Audit Committee meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and the SEC.

The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role that provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and applicable Public Company Accounting Oversight Board standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company and any additional matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee meets with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

Based on the reviews, discussions, and written disclosures, referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Craig Johnson, Chairman

Stephen Davis

Christian Waage

Principal Accountant Fees and Services

The following table shows the aggregate fees for services rendered in or provided for 2019 and 2018, as applicable, by OUM & Co. LLP, our independent registered public accounting firm (“OUM”).

	2019	2018
Audit fees(1)	$460,194	$499,032
Audit-related fees(2)	17,263	19,966
Tax fees(3)	76,735	52,695
All other fees	—	—

Total	$554,192	$571,693

(1)

The Audit fees were for professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and for the review of the quarterly financial statements. The amounts also include fees for services that are normally provided by the auditor in connection with regulatory filings and engagements for the years identified.

(2)

The Audit-related fees for both 2019 and 2018 include fees for procedures performed during that year in connection with registration statements on Forms S-3 and S-8, as well as fees for the audit of the Heron Therapeutics, Inc. 401(k) Plan.

(3)	Tax fees consist of fees for tax compliance.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services, in accordance with the pre-approval policies and procedures that have been established by the Audit Committee. All fees incurred in the year ended December 31, 2019 for services rendered by OUM were approved by the Audit Committee. In its review of non-audit service fees, the Audit Committee will consider, among other things, the possible impact of the performance of such services on the auditor’s independence.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect seven director nominees to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Our Board has unanimously nominated Dr. Quart, Ms. Manhard and Messrs. Tang, Davis, Johnson, Poyhonen and Waage for election to our Board. The nominees have indicated that they are willing and able to serve as directors. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by our Board or the Board may decrease the size of the Board. The proxies being solicited will be voted for no more than seven nominees at the Annual Meeting. The directors will be elected by a majority of all votes properly cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “FOR” each of the director nominees.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Dr. Quart, Ms. Manhard and Messrs. Tang, Davis, Johnson, Poyhonen and Waage.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020. At the Annual Meeting, the stockholders will vote to ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020. OUM & Co. LLP has audited our financial statements since 2006. Representatives of OUM & Co. LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm is not required by law or our bylaws. However, our Audit Committee is submitting the selection of OUM & Co. LLP to the stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interest and that of our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the stockholders will vote, on a non-binding, advisory basis, to approve the Company’s executive compensation in accordance with Section 14A of the Exchange Act (the “say-on-pay” vote). The say-on-pay vote is an advisory vote on the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement. The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Company’s Board or the Company’s compensation policies as they relate to risk management.

We conducted our first say-on-pay vote at our 2013 Annual Meeting of Stockholders. At that meeting, we also conducted our first say-on-frequency vote with respect to whether future say-on-pay votes would be held every one, two or three years. At our 2019 Annual Meeting of Stockholders, we conducted our second say-on-frequency vote with respect to whether future say-on-pay votes would be held every one, two or three years. At each of the 2013 and 2019 Annual Meetings of Stockholders, a plurality of the votes cast selected one year as the frequency period. Accordingly, we are conducting a say-on-pay vote at the 2020 Annual Meeting of Stockholders.

The compensation paid to our Named Executive Officers is described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, the Board is asking stockholders to cast a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in the Company’s definitive Proxy Statement for the 2020 Annual Meeting of Stockholders is hereby approved.”

Although this vote is non-binding, the Board values the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to our Named Executive Officers for the year ended December 31, 2019.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither our Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment and in their discretion.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2019, containing audited consolidated balance sheets as of December 31, 2019 and 2018 and audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2019, is being distributed along with this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 are available to you at no charge electronically at http://www.proxyvote.com. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2019 are available at no charge on written request. To obtain additional copies of the Annual Report on Form 10-K for the year ended December 31, 2019, please contact us 4242 Campus Point Court, Suite 200, San Diego, CA 92121, Attention: David Szekeres, Chief Legal, Business and Administrative Officer.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David Szekeres
David Szekeres Chief Legal, Business and Administrative Officer
San Diego, California
April 23, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/16/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/HRTX2020 You may attend the meeting via an audio webcast at the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/16/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. HERON THERAPEUTICS, INC. 4242 CAMPUS POINT COURT SUITE 200 SAN DIEGO, CA 92121 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. To elect seven director nominees to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Nominees For Against Abstain 1A Kevin Tang 1B Barry Quart, Pharm.D. 1C Stephen Davis 1D Craig Johnson 1E Kimberly Manhard 1F John Poyhonen 1G Christian Waage The Board of Directors recommends you vote FOR the following: 1. To elect seven director nominees to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Nominees For Against Abstain 1A Kevin Tang 1B Barry Quart, Pharm.D. 1C Stephen Davis 1D Craig Johnson 1E Kimberly Manhard 1F John Poyhonen 1G Christian Waage Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000459006_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com. HERON THERAPEUTICS, INC. Annual Meeting of Stockholders June 17, 2020 9:00 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of HERON THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM PDT on 6/17/2020, via a live audio webcast at www.virtualshareholdermeeting.com/HRTX2020, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000459006_2 R1.0.1.18